EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Pressure BioSciences, Inc. (formerly Boston Biomedica, Inc.) on Form S-8 (File Nos. 333-30320, 333-24770, 333-128594, and 333-155405) and Form S-3 (File No. 333-148227) of our report dated March 31, 2011, with respect to our audit of the consolidated financial statements of Pressure BioSciences, Inc. (which report includes an explanatory paragraph related to uncertainty of the Company’s ability to continue as a going concern), which is included in this Annual Report on Form 10-K of Pressure BioSciences, Inc., for the year ended December 31, 2010.

/s/ Marcum LLP

Marcum LLP
Boston, Massachusetts
March 31, 2011